Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EMC CORPORATION,

EPIPHANY MERGER CORPORATION

and

CAPTIVA SOFTWARE CORPORATION

Dated as of October 20, 2005

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 20, 2005 (this “Agreement”), by and among EMC Corporation, a Massachusetts corporation (“Parent”), Epiphany Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Captiva Software Corporation, a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders that Parent acquire the Company pursuant to the terms and conditions of this Agreement, and, in furtherance of such acquisition, such Boards of Directors have approved the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the terms of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“GCL”);

WHEREAS, the directors and certain executive officers of the Company who are stockholders of the Company are entering into a Voting Agreement (each, a “Voting Agreement”) substantially in the form attached as Exhibit A to this Agreement, pursuant to which each such stockholder will agree to vote all of his or her shares of Company Common Stock (as defined herein) in favor of the Merger and this Agreement; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall be taxable to the Company’s stockholders and treated as a purchase of the outstanding stock of the Company for cash.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), Merger Sub shall merge with and into the Company in accordance with the GCL, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

SECTION 1.2 Effective Time. On the Closing Date (as defined in Section 1.7), Parent and the Company shall cause the Merger to be consummated by filing a duly executed and delivered certificate of merger as required by the GCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the GCL (the time of such filing being the “Effective Time”).

SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and Section 259 of the GCL.

SECTION 1.4 Certificate of Incorporation of the Surviving Corporation. At and after the Effective Time, the Certificate of Incorporation of Merger Sub (the “Merger Sub Charter”), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with the GCL, except that the name of the Surviving Corporation shall be Captiva Software Corporation.

SECTION 1.5 By-Laws of the Surviving Corporation. At and after the Effective Time, the By-Laws of Merger Sub (the “Merger Sub By-Laws”), as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation, until amended in accordance with the Certificate of Incorporation of the Surviving Corporation and the GCL, except that the name of the surviving Corporation shall be Captiva Software Corporation.

SECTION 1.6 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

SECTION 1.7 Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Eastern Time, at the offices of Parent, 176 South Street, Hopkinton, Massachusetts on a date to be specified by Parent and the Company which shall be no later than the second business day after satisfaction or waiver of each of the conditions set forth in Article VII (other than the delivery of items to be delivered at Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or on such other date and such other time and place as Parent and the Company shall agree. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date.”

ARTICLE II

CONVERSION AND EXCHANGE OF SECURITIES

SECTION 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) or any capital stock of Merger Sub:

(a) Company Common Stock. Subject to this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(c)), together with each associated “Right” (as defined in the Rights Agreement, dated as of September 9, 1997, between the Company and EquiServe Trust Company, N.A., as rights agent, as amended (the “Company Rights Plan”)) shall be converted into the right to receive an amount of cash equal to the Share Price (without interest), payable upon the surrender of the Certificates (as defined in Section 2.2(b)) (collectively, the “Merger Consideration”). “Share Price” means $22.25 per share. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Share Price pursuant to this Section 2.1(a).

(b) Company Preferred Stock. Any outstanding shares of Preferred stock (as defined herein) shall be cancelled and all authorized shares of Preferred Stock shall be eliminated at the Effective Time.

(c) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock, together with each associated “Right” (as defined in the Company Rights Plan), that are (i) held by the Company as treasury shares or (ii) owned by Parent or any wholly owned Subsidiary (as defined below) of Parent shall be cancelled and retired and cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor. As used in this Agreement, the word “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (A) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership), (B) such party or any Subsidiary of such party owns in excess of a majority of the outstanding equity or voting securities or interests or (C) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

(d) ESPP. Prior to the Effective Time, the Company shall take all necessary and appropriate actions so that all outstanding purchase rights under the Company’s 1998 Employee Stock Purchase Plan (the “ESPP”) shall automatically be exercised, in accordance with the terms of the ESPP, immediately prior to the Effective Time, and each share of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive the Share Price pursuant to Section 2.1(a). Prior to the Effective Time, the Company shall take all necessary and appropriate actions so that the ESPP shall terminate with such purchase, and no further purchase rights shall be granted under the ESPP. Employees of the Company and its Subsidiaries who continue in the employ of the Surviving Corporation or Parent or any Subsidiary of Parent after the Effective Time shall be eligible for participation in Parent’s Employee Stock Purchase Plan, if and so long as Parent maintains such plan, in accordance with the terms, provisions and policies thereof; provided, that such employees shall be eligible to participate in such plan as of the first entry date following the Effective Time on which they qualify as eligible employees under such plan, with service rendered to the Company or any Subsidiary prior to the Effective Time to be taken into account for purposes of satisfying any service requirement for such eligibility to the same extent as if such service had been rendered to Parent.

(e) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(f) Adjustment for Certain Events. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period (an “Adjustment Event”) the Merger Consideration to be paid in the Merger in exchange for each outstanding share of Company Common Stock, as provided in this Agreement, shall be appropriately adjusted to reflect such Adjustment Event.

(g) Stock Options. Outstanding options to purchase shares of Company Common Stock shall be treated in the manner set forth in Section 6.8 hereof.

(h) Appraisal Rights.

(i) Notwithstanding anything to the contrary contained in this Agreement, any share of the Company Common Stock that, as of the Effective Time, is held by a holder who has, as of the Effective Time, preserved such holder’s appraisal rights under Section 262 of the GCL with respect to such share shall not be converted into or represent the right to receive the Share Price in accordance with Section 2.1(a), and the holder of such share shall be entitled only to such rights as may be granted to such holder pursuant to Section 262 of the GCL with respect to such share; provided, however, that if such appraisal rights shall not be perfected or the holder of such share shall otherwise lose such holder’s appraisal rights with respect to such share, then, as of the later of the Effective Time or the time of the failure to perfect such rights or the loss of such rights, such share shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate representing such share) the Share Price in accordance with Section 2.1(a).

(ii) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to Section 262 of the GCL and of any other demand, notice or instrument delivered to the

Company prior to the Effective Time pursuant to the GCL and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand, notice or instrument. Without limiting the generality of the foregoing, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer or unless required by a final, non-appealable order, decree, ruling or injunction of a court of competent jurisdiction.

SECTION 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Parent shall designate a bank or trust company to act as Exchange Agent hereunder (the “Exchange Agent”). As soon as practicable after the Effective Time, Parent shall deposit with or for the account of the Exchange Agent, for the benefit of the holders of Company Common Stock, the cash consideration payable pursuant to Section 2.1(a) in exchange for outstanding shares of Company Common Stock.

(b) Exchange Procedures. As soon as practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) that were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify that are not inconsistent with the terms of this Agreement), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Consideration determined pursuant to Section 2.1(a) above, after giving effect to any tax withholdings or deductions required by applicable law, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company as of the Effective Time, a check representing the Merger Consideration determined pursuant to Section 2.1(a) above, after giving effect to any tax withholdings or deductions required by applicable law, shall be delivered to a transferee if the Certificate evidencing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.2(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed, from and after the Effective Time, for all corporate purposes, to represent only the right to receive upon surrender the Merger Consideration, in accordance with the terms of this Agreement.

(c) Termination of Exchange Fund; No Liability. At any time following the first anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any Merger Consideration which had been made available to the Exchange Agent and which has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar law) with respect to the Merger Consideration upon due surrender of their Certificates, without any interest thereon. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for such Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other similar law following the passage of time specified therein.

(d) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person who was a holder of Company Common Stock immediately prior to the Effective Time such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

(e) No Further Ownership Rights in Company Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to such time. If, after such time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.1(a); provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(g) Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

SECTION 2.3 Material Adverse Effect.

(a) The term “Company Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (i) is materially adverse to the assets (including intangible assets), liabilities (taken together when the change, effect or circumstance impacts both assets and liabilities), business, capitalization, condition (financial or other) or results of operations of the Company and its Subsidiaries, taken as a whole, (ii) may materially delay or prevent the consummation of the transactions contemplated hereby, or (iii) may materially impair the ability of Parent to operate the business of the Company immediately after the Closing in the same manner as such business has been operated prior to the Closing; provided, however, that such change, event or circumstance shall not be deemed, in and of itself, to constitute a “Company Material Adverse Effect” to the extent that the Company can show by a preponderance of the evidence that any effect described in clause (i), (ii) or (iii): (A) resulted solely from compliance with the terms and conditions of this Agreement; (B) affected the United States or world economy generally, and does not disproportionately affect the Company and its Subsidiaries taken as a whole; (C) affected the industries in which the Company or its Subsidiaries operate generally, and does not disproportionately affect the Company and its Subsidiaries taken as a whole, (D) resulted from (but only to the extent attributable to) the announcement of this Agreement and the transactions contemplated hereby; (E) resulted from any changes after the date of this Agreement in GAAP (as hereinafter defined) or SEC accounting rules that apply to the Company; or (F) resulted from any change, effect or circumstance rising from or relating to its business relationship with Parent or any of its subsidiaries or divisions. The term “material” as used in, or with reference to, any representation, warranty or covenant of Company contained in this Agreement shall not be considered synonymous with the term “Company Material Adverse Effect.”

(b) The term “Parent Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, (i) is materially adverse to the assets (including intangible assets), liabilities (taken together when the change, effect or circumstance impacts both assets and liabilities), business, capitalization, condition (financial or other) or results of operations of Parent, or (ii) may materially delay or prevent the consummation of the transactions contemplated hereby; provided, however, that such change, event or circumstance shall not be deemed, in and of itself, to constitute a “Parent Material Adverse Effect” to the extent that Parent can show by a preponderance of the evidence that any effect described in clause (i) or (ii): (A) resulted solely from compliance with the terms and conditions of this Agreement; (B) affected the United States or world economy generally, and does not disproportionately affect Parent and its Subsidiaries taken as a whole; (C) affected the industries in which Parent or its Subsidiaries operate generally, and does not disproportionately affect Parent and its Subsidiaries taken as a whole, (D) resulted from (but only to the extent attributable to) the announcement of this Agreement and the transactions contemplated hereby; or (E) resulted from any changes after the date of this Agreement in GAAP (as hereinafter defined) or SEC accounting rules that apply to Parent. The term “material” as used in, or with reference to, any representation, warranty or covenant of Parent contained in this Agreement shall not be considered synonymous with the term “Parent Material Adverse Effect.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule prepared by the Company which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article III and was previously delivered to Parent in connection herewith (the “Disclosure Schedule”) (disclosure in any section of the Disclosure Schedule qualifying only the corresponding section in this Article III and any other section in this Article III which requires the same information without modification or additional explanation in order to provide complete and adequate notice of the nature and significance of the exception):

SECTION 3.1 Organization and Qualification; Subsidiaries. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted or presently proposed to be conducted. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Company Material Adverse Effect. A true, complete and correct list of all of the Company’s Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the authorized capitalization of each Subsidiary, and the percentage of each Subsidiary’s outstanding capital stock owned by the Company or another Subsidiary or affiliate of the Company, is set forth in Section 3.1 of the Disclosure Schedule. Except as set forth in Section 3.1 of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by the Company and comprising less than one percent of the outstanding stock of such company.

SECTION 3.2 Certificate of Incorporation and Bylaws. The Company has heretofore furnished to Parent a true, complete and correct copy of its Amended and Restated Certificate of Incorporation, including all Certificates of Designation, as amended to date (the “Company

Charter”), and Amended and Restated Bylaws, as amended to date (the “Company Bylaws”), and has furnished to Parent true, complete and correct copies of the charter and bylaws (or equivalent organizational documents), each as amended to date, of each of its Subsidiaries (the “Subsidiary Documents”). The Company Charter, Company Bylaws and the Subsidiary Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or Company Bylaws and the Company’s Subsidiaries are not in violation of any of the provisions of their respective Subsidiary Documents.

SECTION 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, and 2,000,000 shares of preferred stock, par value, $0.01 per share (the “Preferred Stock”). As of September 30, 2005, (i) 13,374,376 shares of Company Common Stock are issued and outstanding; (ii) 1,230,611 shares of Company Common Stock are reserved for issuance upon exercise of options granted pursuant to the Company’s 1993 Stock Option/Stock Issuance Plan (the “1993 Plan”); (iii) 248,825 shares of Company Common Stock are reserved for issuance upon exercise of options granted pursuant to the Company’s 1999 Stock Plan (the “1999 Plan”); (iv) 584,625 shares of Company Common Stock are reserved for issuance upon exercise of options granted pursuant to the Company’s 2003 Recruitment Equity Incentive Plan (the “2003 Plan”); (v) 464,949 shares of Company Common Stock are reserved for issuance upon exercise of options granted pursuant to the Company’s 1994 Stock Option/Stock Issuance Plan and 2002 Equity Incentive Plan (the “Predecessor Plans” and, together with the 1993 Plan, the 1999 Plan, the 2003 Plan and the ESPP, the “Company Stock Plans”)); (vi) 236,203 shares of Company Common Stock are reserved for issuance upon exercise of purchase rights granted pursuant to the ESPP; (vii) no shares of Company Common Stock are issued and held in the treasury of the Company; and (viii) no shares of Preferred Stock are issued and outstanding. Between September 30, 2005 and the date of this Agreement, the Company has not issued any securities (including derivative securities) except for shares of Company Common Stock issued upon exercise of stock options outstanding prior to September 30, 2005.

(b) Section 3.3(b) of the Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of September 30, 2005 held outstanding options to purchase shares of Company Common Stock (the “Company Stock Options”) under the Company Stock Plans other than the ESPP, indicating, with respect to each Company Stock Option then outstanding, the number of shares of Company Common Stock subject to such Company Stock Option, the relationship of the holder of such Company Stock Option to the Company, and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and whether (and to what extent) the vesting of such Company Stock Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger. The Company has made available to Parent true, complete and correct copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Company Stock Options. No consent of any holder of Company Stock Options is required in connection with the actions contemplated by Section 6.8.

(c) Except as described in Section 3.3(a) of this Agreement or as set forth in Section 3.3(b) of the Disclosure Schedule, no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 3.3(a) of this Agreement or as set forth in Section 3.3(b) of the Disclosure Schedule, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of it Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to the shares of capital stock of the Company or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except as set forth on Schedule 3.3(c), there are no registration rights, rights to acquire securities or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries.

(d) All outstanding shares of the Company’s capital stock are, and all shares of Company Common Stock reserved for issuance as specified above shall be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the GCL, the Company Charter or the Company Bylaws or any agreement to which the Company is a party or otherwise bound. None of the outstanding shares of the Company’s capital stock have been issued in violation of any federal or state securities laws. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by the Company or a Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (collectively, “Liens”). There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(e) The Company Common Stock constitutes the only class of securities of the Company or its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECTION 3.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject only to the approval of the Company’s stockholders as described below, (i) to execute and deliver each instrument required hereby to be executed and delivered by it at the Closing and (ii) to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and each instrument required hereby to be executed and delivered at the Closing by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject only to the approval of this Agreement and the Merger by the Company’s stockholders by the affirmative vote of the holders of a majority of outstanding shares of Company Common Stock as required by the GCL and the Company Charter. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). As of the date of this Agreement, the Board of Directors of the Company has unanimously determined that it is fair to, and advisable and in the best interests of, the Company’s stockholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement, and has unanimously recommended that the Company’s stockholders approve and adopt this Agreement and the Merger. None of the aforesaid actions by the Company’s Board of Directors has been amended, rescinded or modified except as, and unless, done in accordance with Section 6.2 of this Agreement. The action taken by the Company’s Board of Directors constitutes approval of the Merger and the other transactions contemplated hereby by the Company’s Board of Directors under the provisions of Section 203 of the GCL such that Section 203 of the GCL does not apply to this Agreement or the transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and no other vote of any holders of shares of the Company’s capital stock is necessary to approve any of the transactions contemplated hereby.

SECTION 3.5 Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware (each, a “Takeover Statute”) is applicable to the Company, the shares of Company Common Stock, the Merger or any of the other transactions contemplated by this Agreement.

SECTION 3.6 Agreements, Contracts and Commitments. As of the date of this Agreement:

(a) Except as listed on Section 3.6(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any agreements, contracts, commitments or restrictions that (i) have resulted in or will result in (A) payments by the Company or its Subsidiaries during the period beginning January 1, 2004 and ending June 30, 2005, or (B) payments to the Company or its Subsidiaries for each calendar quarter during the period beginning January 1, 2004 and ending June 30, 2005 (other than with respect to option exercises), in either case in excess of $125,000, or (ii) require the making of any charitable contribution in excess of $125,000;

(b) Except as listed on Section 3.6(b) of the Disclosure Schedule, no purchase contracts or commitments of the Company or any of its Subsidiaries continue for a period of more than ninety days and which are not terminable by the Company on less than 90 days notice, are in excess of the normal, ordinary and usual requirements of business of the Company and its Subsidiaries, or were negotiated and entered into with any related party;

(c) Except as listed on Section 3.6(c) of the Disclosure Schedule, there are no outstanding sales contracts, commitments or proposals of the Company or any of its Subsidiaries which will result, to the knowledge of the Company, in any loss to the Company or any of its Subsidiaries upon completion or performance thereof, after allowance for direct distribution expenses, and, to the knowledge of the Company, there are no outstanding contracts, bids or sales or service proposals quoting prices which will not result in a normal profit;

(d) Except as listed on Section 3.6(d) of the Disclosure Schedule, other than (i) nondisclosure agreements entered into in the ordinary course of business, (ii) agreements requiring aggregate future payments by the Company or any of its Subsidiaries of less than $125,000, (iii) agreements for the trial, evaluation, purchase, sale, license, distribution, maintenance or support of Company products, in each case entered into in the ordinary course, and (iv) employment agreements, there are no contracts or agreements of the Company or any of its Subsidiaries which do not expire or which the Company may not terminate within one year after the date of this Agreement or which may be renewed at the option of any person other than the Company so as to expire more than one year after the date of this Agreement;

(e) Except as listed on Section 3.6(e) or Section 3.13(m) of the Disclosure Schedule and except for (x) nondisclosure agreements entered into in the ordinary course of business and (y) agreements for the trial, evaluation, purchase, sale, license, distribution, maintenance, or support of Company products, in each case entered into in the ordinary course, neither the Company nor any of its Subsidiaries has any contracts or agreements with officers, employees (other than employment agreements), agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that (i) are not cancelable by it on notice of not longer than thirty days (or ninety days in the case of distributors or dealers) and without liability, penalty or premium or (ii) require the payment of any commission in excess of 15% of sales or earnings or contains a fixed commission obligation in excess of $100,000 in any calendar year;

(f) Neither the Company nor any of its Subsidiaries is in material default, nor is there any known basis for any valid claim of material default, under any contract made or obligation owed by it;

(g) Except as listed on Section 3.13(m) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any employee to whom it is paying base compensation and bonus for 2005 of more than $175,000;

(h) Except as disclosed on Section 3.6(h) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is restricted by agreement from carrying on its business in any material respect anywhere in the world, including any agreement which restricts the Company or any of its Subsidiaries from carrying on its business in any material respect anywhere in the world and contains (i) restrictions from selling, licensing or otherwise distributing any of its technology or products or providing services to customers or potential customers or any class of customers, including resellers or other distributors, in any geographic area, during any period of time, or in segment of any market or line of business, (ii) requirements to give “most favored nation” pricing to any customers or potential customers or any class of customers or to provide exclusive or favored access to any product features to any customers or potential customers or any class of customers, or (iii) agreements to purchase a minimum amount of goods or services or agreements to purchase goods or services exclusively from a certain party;

(i) Except as set forth on Section 3.6(i) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is under any material liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, resellers, retailers or other customers;

(j) Except as set forth on Section 3.6(j) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others, or any agreement related to currency hedging;

(k) Except as set forth on Section 3.6(k) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any contract for capital expenditures (other than tenant improvement expenditures under Real Property Leases) in excess of $100,000, individually, or such contracts representing in excess of $1,000,000 in the aggregate;

(l) Except as set forth in Section 3.6(l) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any contract, agreement or commitment currently in force relating to the disposition or acquisition of assets valued at more than $10,000 on an individual basis not in the ordinary course of business;

(m) Neither the Company nor any of its Subsidiaries has any contract, agreement or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(n) Neither the Company nor any of its Subsidiaries has any outstanding loan (excluding travel advances) to any person other than to the Company or a wholly owned Subsidiary of the Company;

(o) Except as set forth on Section 3.6(o) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser or co-maker in respect of any obligation of any person, corporation, partnership, joint venture, association, organization or other entity, or any capital maintenance, keep-well or similar agreements or arrangements (other than guarantees by the Company of liabilities of its Subsidiaries);

(p) Except as set forth on Section 3.6(p) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any agreements, contracts or arrangements containing any provision requiring the Company to indemnify another party (excluding indemnities contained in agreements for the purchase, sale, demonstration or license, distribution, maintenance, support and license of products entered into in the ordinary course of business consistent with past practice) or containing any covenant not to bring legal action against any third party;

(q) Section 3.6(q) of the Disclosure Schedule sets forth the top twenty (20) customers for each calendar quarter in the period beginning January 1, 2004 and ending June 30, 2005, determined on the basis of the dollar amount of new orders received in such calendar quarter (each such customer referred to in subsection (ii), a “Key Customer”), together with the type and dollar amount of new orders received from each Key Customer;

(r) The Company has furnished to Parent true, complete and correct copies of each contract listed in Section 3.6 of the Disclosure Schedule, including without limitation, all agreements among the Company and/or its Subsidiaries and any Key Customer (collectively, the “Material Contracts”);

(s) (i) Neither the Company nor any of its Subsidiaries has breached, is in default under, or has received written notice of any such breach of or default under, any Material Contract, which breach or default, if material, remains uncured, (ii) to the Company’s knowledge, no other party to any Material Contract has breached or is in default in any material respect of any of its obligations thereunder, (iii) each Material Contract is in full force and effect and (iv) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiary and, to the Company’s knowledge, each of the other parties thereto, enforceable in accordance with its terms, except that the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

SECTION 3.7 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance of its agreements and obligations under this Agreement by the Company will not, (i) conflict with or violate the Company Charter or Company Bylaws or any Subsidiary Documents, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default), or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected that is, in each case, material to the Company, or (iv) give rise to or result in any person having, or having the right to exercise, any pre-emptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or any of its Subsidiaries or any of their respective assets or properties pursuant to any agreement to which the Company or any of its Subsidiaries is a party.

(b) The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance of its agreements and obligations under this Agreement by the Company will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any court, arbitrational tribunal, administrative or regulatory agency or commission or other governmental authority or instrumentality (whether domestic or foreign, a “Governmental Entity”), except (i) as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) as may be required under any foreign antitrust or competition law or regulation, including Council Regulation No. 4064/89 of the European Community, as amended (the “EC Merger Regulation”), (iii) the filing of the Proxy Statement (as defined herein) with the U.S. Securities and Exchange Commission (“SEC”) in accordance with the Exchange Act, (iv) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable U.S. federal and state or foreign securities laws, (v) the filing of the Certificate of Merger or other documents as required by the GCL and (vi) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, could not reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby or result in a material liability or obligation of the Company or any of its Subsidiaries.

SECTION 3.8 Compliance; Permits.

(a) Except as disclosed in Section 3.8 of the Disclosure Schedule, the Company and its Subsidiaries are not in violation of any U.S. federal, state or local or foreign Governmental Authority, judgment, writ, decree, order, statute, rule or regulation applicable to any of them, except for such violations that would not, individually or in the aggregate, reasonably be expected to result in any material liability or obligation of the Company. The operations of the Company and its Subsidiaries have not violated any federal, state or local laws, or foreign Governmental Authority, regulations or orders, except for such violations that would not, individually or in the aggregate, reasonably be expected to result in any material liability or obligation of the Company. Neither the Company, nor its Subsidiaries, nor any of their respective directors, officers, agents, employees, or other persons associated with or acting on behalf of any of them has, directly or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(b) The Company and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of the Company and its Subsidiaries taken as a whole as currently conducted (collectively, the “Company Permits”). The Company Permits are in full force and effect, have not been violated in any material respect and, to the knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or, to the Company’s knowledge, threatened, seeking the suspension, revocation or cancellation of any Company Permits. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

SECTION 3.9 SEC Filings; Financial Statements; Internal Controls.

(a) The Company has timely filed and made available to Parent all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by the Company with the SEC (collectively, the “Company SEC Reports”). The Company SEC Reports, including all forms, reports and documents filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of Company SEC Reports filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC. Each director and officer of the Company has filed with or furnished to the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since January 1, 2005.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate. The audited balance sheet of the Company contained in the Company SEC Report on Form 10-K for the fiscal year ended December 31, 2004 is referred to herein as the “Company Balance Sheet.”

(c) The chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct; and the Company is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of The Nasdaq National Market (“Nasdaq”). The composition of all committees of the Company’s Board of Directors are, and have at all times been, in compliance in all material respects with their respective charters, and all proceedings and actions of such committees have been conducted in compliance in all material respects with such charters.

(d) The Company (i) has designed effective disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, (ii) maintains disclosure controls and procedures and internal control over financial reporting, each as required by Rule 13a-15 under the Exchange Act and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of internal controls that has materially affected, or is reasonably likely to materially affect, the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has furnished to Parent a summary of (x) any such disclosure described in clause (A) of the foregoing sentence made by management to the Company’s auditors and audit committee since January 1, 2004, and (y) any such disclosure described in clause (B) of the foregoing sentence made by management to the Company’s auditors and audit committee since January 1, 2002.

(e) Section 3.9(e) of the Disclosure Schedule lists, and the Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by any of the Company and its Subsidiaries since January 1, 2002. Each of the Company’s auditors throughout the periods covered by such financial statements is and has at all times throughout such periods been (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder and the Public Company Accounting Oversight Board. Section 3.9(e) of the Disclosure Schedule summarizes all non-audit services performed by any of the Company’s auditors for the Company and its Subsidiaries since January 1, 2005.

SECTION 3.10 Absence of Certain Changes or Events. Since the last day of the quarter for which the most recent quarterly report on Form 10-Q has been filed by the Company with the SEC, the Company has conducted its business in the ordinary course consistent with past practice and, since such date, there has not occurred: (i) any change, development, event or other circumstance, situation or state of affairs that has had or would reasonably be expected to have a Company Material Adverse Effect; (ii) any amendments to or changes in the Company Charter or Company Bylaws; (iii) any damage to, destruction or loss of any asset of the Company or any of its Subsidiaries (whether or not covered by insurance) that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect; (iv) any communication from Nasdaq with respect to the delisting of the Company Common Stock; (v) any change by the Company in its accounting methods, principles or practices, or any restatement of any of its revenue, income or expenses; (vi) any revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, in terms of both frequency and amount, and in any event in excess of $50,000; (vii) any sale of a material amount of assets (tangible or intangible) of the Company; (viii) any material default, or any known basis for any valid claim of material default, under any contract or obligation of the Company or any of its Subsidiaries. Since September 30, 2005, there has not occurred any other action or event that would have required the consent of Parent pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

SECTION 3.11 No Undisclosed Liabilities.

(a) Except as reflected in the Company Balance Sheet or in any quarterly report on Form 10-Q filed by the Company with the SEC since January 1, 2005, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether arising from purchase orders, contractual commitments or otherwise, and whether absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, other than (i) any liabilities and obligations incurred in the ordinary course of business consistent with past practice since the last day of the quarter for which the most recent quarterly report on Form 10-Q has been filed by the Company with the SEC and (ii) liabilities and obligations that are not, individually or in the aggregate, material.

(b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any tax shelter arrangement as described in Internal Revenue Service final regulations (T.D. 9046).

SECTION 3.12 Absence of Litigation; Investigations. Except as disclosed in the Company SEC Reports filed and publicly available on the SEC’s EDGAR database prior to the date of this Agreement (the “Filed Company SEC Documents”) and except as disclosed in Section 3.12 of the Disclosure Schedule, there are no material claims, actions, suits, proceedings or governmental investigations, inquiries or subpoenas (other than any actions, suits, proceedings, investigations, inquiries or subpoenas challenging or otherwise arising from or relating to the Merger or any of the other transactions contemplated by this Agreement) (a) pending against the Company or any of its Subsidiaries or any properties or assets of the Company or of any of its Subsidiaries or (b) to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries or (c) whether filed or threatened, that have been settled or compromised by the Company or any Subsidiary within the three years prior to the date of this Agreement and at the time of such settlement or compromise were material. Neither the Company nor any Subsidiary of the Company is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There has not been since January 1, 2002 nor are there currently any internal investigations or inquiries being conducted by the Company, its Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

SECTION 3.13 Employee Benefit Plans, Options and Employment Agreements.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates or to which the Company, any of the Company’s Subsidiaries or any of their respective ERISA

Affiliates is obligated to contribute, or under which any of them has or may have any liability for premiums, benefits or otherwise (collectively, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post-retirement compensation and all employment, change in control, severance or similar agreements, written or otherwise, for the benefit of, or relating to, any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

(b) With respect to each Company Employee Plan, the Company has furnished to Parent complete and accurate copies of (i) such Company Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the two most recent annual reports (Form 5500) with schedules and the opinions of the independent accountants attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter from the Internal Revenue Service, (iv) each currently effective trust agreement, group annuity contract, administration and similar agreement, investment management or investment advisory agreement, (v) each current summary plan descriptions, employee handbooks, or other similar employee communications, (vi) all personnel, payroll and employment manuals and policies, (vii) the most recent financial statements for each Company Employee Plan that is funded, and (viii) all governmental advisory opinions, rulings, compliance statements, closing agreements and similar materials, and all material communications with any governmental entity or agency, including, without limitation, the Department of Labor, Internal Revenue Service and Pension Benefit Guaranty Corporation.

(c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms and each of the Company, the Company’s Subsidiaries and their ERISA Affiliates have in all material respects met their obligations with respect to each Company Employee Plan and have timely made all required contributions thereto. All material filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which Parent, the Company or any of its Subsidiaries or any plan participant could be subject to any material liability (including penalties or taxes) under ERISA, the Code or any other applicable law, nor will the negotiation or consummation of the transactions contemplated by this Agreement give rise to any such liability.

(d) All material contributions required to be made under any Company Employee Plan have been timely and fully made. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) No Company Employee Plan has assets that include securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates.

(f) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”) have received determination letters from the Internal Revenue Service (the “IRS”) or are entitled to rely on opinion letters issued by the IRS with respect to any Qualified Plan that is a prototype plan to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination or opinion letter has been revoked nor, to the knowledge of the Company, has revocation been threatened in writing, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or most recent applicable opinion letter, or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. There has been no termination, partial termination or discontinuance of contributions to any Qualified Plan without notice to and approval by the Internal Revenue Service. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies in all material respects, the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date. Each Company Employee Plan which is intended to meet currently applicable requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code is in compliance with such requirements, including, if applicable, the requirements of Sections 419 and 419A of the Code.

(g) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has at any time for which any relevant statute of limitations remains open (i) maintained a Company Employee Plan which was subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) contributed or been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), and neither the Company, any of its Subsidiaries or any of their ERISA Affiliates has any liability, actual or contingent, with respect to any such plan. No Company Employee Plan is a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 413(c) of the Code or Sections 4063, 4064 and 4066 of ERISA. No Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan is or ever has been part of a “multiple employer welfare arrangement,” as that term is defined in Section 3(40) of ERISA.

(h) Each Company Employee Plan (other than an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by the Company and any of the Company’s Subsidiaries party thereto or covered thereby at any time without liability to the Company or any of its Subsidiaries as a result thereof, and no Company Employee Plan or related plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any of the Company’s Subsidiaries party thereto or covered thereby from amending or terminating any such Company Employee Plan, or in any way limits such action except as required by applicable law.

(i) Other than as required under Section 601 et seq. of ERISA, none of the Company Employee Plans promises or provides health or other welfare benefits or coverage to any person following retirement or other termination of employment.

(j) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of the Company, threatened, with respect to any Company Employee Plan, or any fiduciary or service provider thereof with respect to any Company Employee Plan, other than claims for benefits in the ordinary course, nor is there any reasonable basis for any such action, claim or investigation. No Company Employee Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(k) Each individual who has received compensation for the performance of services on behalf of the Company, any of the Company’s Subsidiaries or its ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable law.

(l) Each Company Employee Plan maintained or covering employees outside the United States, and the books and records thereof, is in compliance in all material respects with all applicable laws, rules and regulations of each applicable jurisdiction. Section 3.13(l) of the Disclosure Schedule lists each country in which the Company or any of its affiliates has operations and the number of employees in each such country.

(m) Section 3.13(m) of the Disclosure Schedule sets forth a true, complete and correct list of (i) all employment or consulting agreements with employees of the Company or any of its Subsidiaries obligating (or potentially obligating) the Company or any of its Subsidiaries to pay base compensation and bonus for 2005 in an amount exceeding $175,000; (ii) all employees of the Company or any of its Subsidiaries who have executed a non-competition agreement with the Company or any of its Subsidiaries; (iii) all severance agreements, programs and policies of the Company or any of its Subsidiaries with or relating to its employees, in each case with potential obligations equal to or exceeding $100,000, excluding programs and policies required to be maintained by law; and (iv) all plans, programs, agreements and other arrangements of the Company or any of its Subsidiaries with or relating to its employees which contain change in control provisions including any such plans or agreements providing for an increase in vesting of benefits by reason of the negotiation or consummation of the transactions contemplated by this Agreement. True, complete and correct copies of each of the foregoing agreements have been furnished to Parent.

(n) All contributions required to be made with respect to any Company Employee Plan have been timely made or are reflected on the Company’s balance sheet. There are no pending, threatened or anticipated claims by or on behalf of any Company Employee Plan, by any employee or beneficiary covered under any such Company Employee Plan, or otherwise involving any such Company Employee Plan (other than routine claims for benefits).

(o) Except as set forth in Section 3.13(o) of the Disclosure Schedule, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any Subsidiary of the Company to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. Except as set forth on Section 3.13(o) of the Disclosure Schedule, there is no Company Employee Plan or other contract, agreement, plan or arrangement that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G (determined without regard to Section 280G(b)(4) of the Code) or 162(m) of the Code.

(p) Each Company Employee Plan which constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is identified as such in the Disclosure Schedule. Since December 31, 2004, each such Company Employee Plan has been operated and maintained in accordance with the requirements of Internal Revenue Service Notice 2005-1 and a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

SECTION 3.14 Labor Matters. Except as set forth on Section 3.14 of the Disclosure Schedule, (a) the Company and each of its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment, employment practices and occupational safety and health, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practices; (b) there are no suits or grievances pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, consultants or independent contractors, which controversies have or would reasonably be expected to result in a material liability or obligation of the Company or any of its Subsidiaries; (c) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor does the Company or any of its Subsidiaries have knowledge of any activities or proceedings of any labor union to organize any such employees; and (d) there are no organized labor disputes, strikes, slowdowns, work stoppages, lockouts, or, to the knowledge of the Company, threats thereof, by or with respect to any employees of, or consultants or independent contractors to, the Company or any of its Subsidiaries. Except as set forth on Section 3.14 of the Disclosure Schedule, no employee of the Company or any of its Subsidiaries (i) to the Company’s knowledge is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (ii) in the case of any Key Employee (as defined below) or group of Key Employees, has given notice as of the date of this Agreement to the Company or any of its Subsidiaries that such employee or any employee in a group of Key Employees intends to terminate his or her employment with the Company. Neither the Company or any of its Subsidiaries has effected (i) a plant closing, as defined in the Worker Adjustment and Retaining Notification Act of 1988, as amended ( the “WARN Act”), or (ii) a mass layoff, as defined in the WARN Act with respect to which any liability pursuant to the WARN Act or otherwise remains unsatisfied. Neither the Company nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign law. As used herein, “Key Employee” means any officer of the Company or an of its Subsidiaries that reports directly to the Chief Executive Officer or Chief Financial Officer of the Company.

SECTION 3.15 Properties; Encumbrances. Each of the Company and each of its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, personal and mixed, tangible and intangible), including all the properties and assets reflected in the Company Balance Sheet (except for personal property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in the Company Balance Sheet are free and clear of all Liens, except for Liens reflected on the Company Balance Sheet, Liens set forth on Section 3.15 of the Disclosure Schedule and Permitted Liens. Section 3.15 of the Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by the Company and the location of such premises. Each of the Company and each of its Subsidiaries is in compliance with the material provisions of each lease or sublease for the real property which is set forth in Section 3.15 of the Disclosure Schedule.

SECTION 3.16 Taxes.

(a) For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, fees, assessments, liabilities, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, or any agency or subdivision thereof, including (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, fines, additional taxes and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports and information statements with respect to Taxes required to be filed with a taxing authority, domestic or foreign, including, consolidated, combined or unitary tax returns and any amendments to any of the foregoing.

(b) The Company and each of its Subsidiaries have filed with the appropriate taxing authorities all Tax Returns required to be filed by them, and all such Tax Returns were true, complete and correct in all material respects. All Taxes due and owing by the Company and its Subsidiaries have been timely paid except for such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established. There are no Tax Liens on any assets of the Company or any Subsidiary thereof other than liens relating to Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (exclusive of any accruals for “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) reflected in the Company Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with the Company Balance Sheet. All liabilities for Taxes attributable to the period commencing on the date following the date of the Company Balance Sheet were incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar prior periods.

(c) The Company and each of its Subsidiaries have withheld with respect to its employees all federal and state Taxes required to be withheld, and neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax. Neither the Company nor any of its Subsidiaries has received any written notice of any Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries, which deficiency has not been paid, settled or adequately reserved for on the Company Balance Sheet. Neither the Company nor any of its Subsidiaries has received any written notice of any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Tax Return of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreements with any person other than the Company and its Subsidiaries. Except for the group of which the Company and its Subsidiaries are now currently members, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(d) The Company has delivered to Parent (i) complete and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries with respect to all taxable years for which the statutes of limitation have not expired, and (ii) written schedules of (A) the taxable years of the Company and each Subsidiary for which the statute of limitations with respect to income Taxes have not expired, (B) with respect to income Taxes of the

Company and each Subsidiary, those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not yet been initiated and those years for which required Tax Returns have not yet been filed, and (C) the foreign countries in which the Company or its Subsidiaries has or has had a permanent establishment, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(e) None of the assets of the Company or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use of property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(f) Neither the Company nor any of its Subsidiaries has undergone, or will undergo as a result of the transactions contemplated by the Agreement, a change in its method of accounting resulting in an adjustment to its taxable income or loss pursuant to Section 481 of the Code.

(g) The state and federal “net operating loss” of the Company and its Subsidiaries as of December 31, 2004 is set forth on Section 3.16(g) of the Disclosure Schedule. No state or federal “net operating loss” of the Company or any of its Subsidiaries determined as of the Closing date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

(h) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(i) No power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force. Neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement or offer in compromise with any taxing authority.

(j) No claim has been made in writing by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Taxes in that jurisdiction. There is no outstanding ruling request, request to consent to change a method of accounting, subpoena or written request for information, with or by any taxing authority with respect to the Company or any of its Subsidiaries, any of their income, assets or business, or any Tax.

(k) Neither the Company nor any of its Subsidiaries is subject to any ruling issued by any taxing authority or any binding agreement with any taxing authority, that would materially impact its liability for Taxes after the Effective Time.

(l) The Company is not and has not been a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A of the Code and the Treasury Regulations promulgated thereunder. The Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that (i) constitute a reportable tax shelter transaction or any other tax shelter transaction within the meaning of Section 6011 of the Code or (ii) could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(m) Neither the Company nor any of its Subsidiaries will have any taxable income or gain as result of prior intercompany transactions that have been deferred and that will be taxed as a result of the changes in ownership contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has any excess loss accounts (as defined in Treasury Regulations Section 1.1502-19).

SECTION 3.17 Environmental Matters.

(a) Except as set forth in Section 3.17 of the Disclosure Schedule (i) the Company and its Subsidiaries are and have been in material compliance with all Environmental Laws (as defined below); (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or its Subsidiaries which could reasonably be expected to result in a material liability of the Company or its Subsidiaries; (iii) there have been no Hazardous Substances generated by the Company or its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity within or outside the United States which could reasonably be expected to result in a material liability of the Company or its Subsidiaries; (iv) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company or its Subsidiaries, except for the storage of hazardous waste in compliance with Environmental Laws; and (v) the Company and its Subsidiaries have furnished to Parent true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments relating to the business of the Company and its Subsidiaries or any of their respective properties and assets.

(b) For purposes of this Section 3.17, “Environmental Laws” means any law, regulation, or other applicable requirement (whether domestic or foreign) relating to (i) releases or threatened release of any Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of any Hazardous Substance.

SECTION 3.18 Intellectual Property.

(a) Section 3.18(a) of the Disclosure Schedule sets forth a true, complete and correct list of all U.S. and foreign (i) patents and pending patent applications owned by the Company or any of its Subsidiaries as of the date of this Agreement; (ii) trademark registrations and pending trademark applications owned by the Company or any of its Subsidiaries as of the date of this Agreement; (iii) copyright registrations and pending copyright applications owned by the Company or any of its Subsidiaries as of the date of this Agreement, and (iv) internet domain name registrations owned by the Company or any of its Subsidiaries (collectively the “Registered Intellectual Property”). All of the Registered Intellectual Property is owned solely by the Company or one of its Subsidiaries.

(b) The Company or one or more of its Subsidiaries owns, or has a valid right to use all of the Intellectual Property (as defined below) that is used in the business of the Company and its Subsidiaries as currently conducted.

(c) The Registered Intellectual Property used by the Company or any of its Subsidiaries, is, to the Company’s knowledge, subsisting, in full force and effect (except with respect to applications), and has not expired or been cancelled, or abandoned.

(d) Except as listed on Section 3.18(d) of the Disclosure Schedule, there is no pending or, to the Company’s knowledge, threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that the activities or the conduct of the Company’s or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or challenging the ownership, validity, enforceability or registerability of any Intellectual Property owned by the Company or any of its Subsidiaries. The Company is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) materially restrict the Company’s or any of its Subsidiaries’ rights to use any Intellectual Property owned by the Company or any of its Subsidiaries, (ii) materially restrict the conduct of the business of the Company or any of its Subsidiaries in order to avoid infringement or other violation of any third party’s intellectual property rights, or (iii) permit third parties to use any Intellectual Property owned by the Company or any of its Subsidiaries.

(e) The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon any intellectual property rights owned by any third party. The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Intellectual Property owned by the Company or such Subsidiary that is material to the business of the Company and its Subsidiaries as currently conducted. To the Company’s knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries as currently conducted, and no suits, arbitrations or other adversarial proceedings for misappropriation, infringement dilution or violation of Intellectual Property have been brought before any court, government agency or arbitral tribunal against any third party by the Company or any of its Subsidiaries which remain unresolved.

(f) The Company and each of its operating Subsidiaries enforce a policy of requiring each relevant employee to execute a confidentiality and assignment of proprietary rights agreement substantially in the Company’s standard form as set forth in Section 3.18(f) of the Disclosure Schedule and there has been no disclosure to any third party by the Company or any of its Subsidiaries of material confidential information or trade secrets of the Company or any of its Subsidiaries related to any material proprietary product currently being marketed, sold, licensed or developed by the Company or any of its Subsidiaries (each such product, a “Proprietary Product”) other than disclosures made pursuant to nondisclosure or confidentiality agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business. All employees of the Company and its Subsidiaries who have made material contributions to the development of any Proprietary Product (including all employees who have designed, written, tested or worked on any software code contained in any Proprietary Product) have signed confidentiality and assignment of proprietary rights agreements substantially in one of the forms attached to Section 3.18(f) of the Disclosure Schedule. All consultants and independent contractors who have made material contributions to the development of any Proprietary Product (including all consultants and independent contractors who have designed, written, tested or worked on any software code contained in any Proprietary Product) have assigned to the Company or one or more of its Subsidiaries (or a third party that previously conducted any business currently conducted by the Company or one or more of its Subsidiaries and that has assigned its rights in such Proprietary Product to the Company or one or more of its Subsidiaries) all of their right, title and interest (other than moral rights, if any) in and to the portions of such Proprietary Product developed by them in the course of their work for the Company or one or more of its Subsidiaries, which assignments are enforceable by the Company and effective for the protection of the Company’s rights to Intellectual Property under all of the laws applicable to the contracts between the Company and such consultants and independent contractors. Assignments of the patents and patent applications listed in Section 3.18(a) of the Disclosure Schedule to the Company or one or more of its Subsidiaries have been duly executed and filed with the United States Patent and Trademark Office.

(g) Neither the Company nor any of its Subsidiaries has granted or is obligated to grant access to any of its source code, object code or any open license or has licensed or has the right to obtain any source code, object code or any open license of any third party (including in any such case any conditional right to access or under which the Company has established any escrow arrangement for the storage and conditional release of any source code, object code or open license). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any software of the Company or its subsidiaries to any third party.

(h) Except as disclosed in Section 3.18(h) of the Disclosure Schedule, none of the Propriety Products contains any software code that is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement, including but not limited to open source or quasi-open source license agreements that (i) obligate the Company or any of its Subsidiaries to make the source code for such Proprietary Product generally available to the public or (ii) otherwise imposes any limitation, restriction, or condition on the right or ability of the Company or its subsidiaries to use or distribute any Proprietary Product of the Company or its Subsidiaries.

(i) Except as specified in the IP Licenses set forth on Section 3.18(j) of the Disclosure Schedule, the Company does not have any obligation to pay any third party any royalties, honoraria or other fees for the use of Intellectual Property.

(j) All IP Licenses are valid and binding obligations of the Company or a Subsidiary, and, to the knowledge of the Company, all other parties thereto, and are enforceable in accordance with their terms. “IP Licenses” means all licenses, sublicenses and other agreements or permissions, including the right to receive, or the obligation to pay, royalties or any other consideration, related to Intellectual Property to which the Company or any of its Subsidiaries is a party other than shrink-wrapped software that is generally available in the commercial markets such as word processing programs under which the Company or any of its Subsidiaries is a licensor or licensee as of the date of this Agreement. Section 3.18(j) of the Disclosure Schedule sets forth all IP Licenses under which the Company or any of its Subsidiaries is a licensee as of the date of this Agreement. Except as set forth in Schedule 3.18(j) of the Disclosure Schedule, there exists no event or condition which would reasonably be expected to result in a material violation or breach of, or constitute (with or without due notice of lapse of time or both) a material default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under any such IP License. Neither the Company nor any Subsidiary has licensed or sublicensed its rights in any material Intellectual Property other than pursuant to the IP Licenses. The consummation by the Company of the transactions contemplated hereby will not (i) result in any loss or impairment of ownership by the Company or any of its Subsidiaries of, or the right of any of them to use, any Intellectual Property that is material to the business of the Company and its Subsidiaries as currently conducted, (ii) obligate the Company or any of its Subsidiaries to pay royalties or other fees with regard to any Intellectual Property, or (iii) require the consent of any Governmental Entity or third party with respect to any such Intellectual Property. Neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to any intellectual property of Parent or any of Parent’s affiliates as a result of the consummation of the transactions contemplated by this Agreement.

(k) No software of the Company or its Subsidiaries contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(l) For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, trade names, and internet domain names, together with all goodwill, registrations and applications related to the foregoing; patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); works of authorship protected by copyright for E.U. design registrations; copyrights (including any registrations and applications for any of the foregoing); mask works rights and trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; in each case used in or necessary for the conduct of the business of the Company and each of its Subsidiaries, as currently conducted.

SECTION 3.19 Insurance. Section 3.19 of the Disclosure Schedule lists all fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company or any of its Subsidiaries and correct and complete copies of all such policies have been made available to Parent. All such policies are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets and are in character and amount and with such deductibles and retained amounts as are generally carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. Each such policy is in full force and effect and all premiums due thereon have been paid in full. None of such policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the consummation of the transactions contemplated by this Agreement.

SECTION 3.20 Rights Agreement. The Company has taken all action necessary to ensure that so long as this Agreement shall not have been terminated pursuant to Article VIII, (i) neither Parent nor Merger Sub shall, by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, be deemed an “Acquiring Person” (as that term is defined in the Company Rights Agreement), (ii) no “Rights” (as that term is defined in the Company Rights Agreement) are issued or required to be issued to the stockholders of the Company by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (iii) neither the execution and delivery of this Agreement nor the consummation of the Merger and the other transactions contemplated in this Agreement will trigger any other provisions of the Company Rights Agreement, including giving rise to a Distribution Date (as defined in the Company Rights Agreement). Except as contemplated by this Section 3.20, the Company has not amended the Company Rights Agreement, redeemed the Rights thereunder or taken any other action to make the Company Rights Agreement or the Rights thereunder inapplicable, in each case, with respect to (a) any person or entity other than Parent or Merger Sub or (b) any Acquisition Proposal (as defined in Section 6.2(a)) (or any other substantially similar proposal).

SECTION 3.21 Restrictions on Business. Except for this Agreement, there is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted by the Company in any material respect.

SECTION 3.22 Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC (the “Proxy Statement”), will, at the time the Proxy Statement is mailed to the stockholders of the Company, at the time of the special meeting of stockholders of the Company for which proxies will be solicited for adoption and approval of this Agreement and the Merger (the “Company Stockholders Meeting”) or as of the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to any information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.23 Interested Party Transactions. Except as set forth in Section 3.23 of the Disclosure Schedule, since December 31, 2004, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

SECTION 3.24 Change of Control Payments. Except as set forth in Section 3.24 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any plans, programs or agreements to which it is party, or to which it is subject, pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated by this Agreement or any other change of control of the Company.

SECTION 3.25 No Existing Discussions. The Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.2) or any other substantially similar proposal in violation of Section 6.2.

SECTION 3.26 Suppliers. No material supplier of the Company or its Subsidiaries has terminated or, to the knowledge of the Company, has, in writing or by an express oral statement, threatened to terminate or advised that it will terminate its relationship with the Company or any of its Subsidiaries within the last 12 months.

SECTION 3.27 Corporate Books and Records. The minute books and records of the Company and its Subsidiaries contain a true, complete and correct record of all material actions with respect to matters requiring board approval taken at all meetings and by all written consents in lieu of meetings of the boards of directors of the Company and its Subsidiaries, or any committees thereof, and stockholders of the Company.

SECTION 3.28 Opinion of Financial Advisor. The financial advisor of the Company, Lazard Freres & Co. LLC, has delivered to the Company an opinion dated on or about the date of this Agreement to the effect that as of such date, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company (the “Fairness Opinion”). The Company has provided a true, complete and correct copy of the Fairness Opinion to Parent.

SECTION 3.29 Brokers; Schedule of Fees.

(a) No broker, finder or investment banker (other than Lazard Freres & Co. LLC and RBC Dain Rauscher Inc., whose brokerage, finder’s or other fees will be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Parent a complete and correct copy of all agreements between the Company and Lazard Freres & Co. LLC or RBC Dain Rauscher Inc. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

(b) Section 3.29(b) of the Disclosure Schedule sets forth a good faith estimate as of the date of this Agreement of the fees and expenses incurred and to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of Lazard Freres & Co. LLC and RBC Dain Rauscher Inc. and of the Company’s legal counsel and accountants).

SECTION 3.30 Full Disclosure. No statement contained in any certificate or schedule furnished or to be furnished by the Company to Parent or Merger Sub in, or pursuant to the provisions of, this Agreement or in the Proxy Statement (exclusive of statements based solely on information provided by Parent or Merger Sub), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that as of the date of this Agreement and as of the Closing Date, except where another date is specified:

SECTION 4.1 Organization and Qualification. Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted or presently proposed to be conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed or in good standing that could not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at Closing and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered at Closing by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

SECTION 4.3 No Conflict, Required Filings and Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, the execution and delivery by Parent and Merger Sub of each instrument required hereby to be executed and delivered at the Closing will not, and the performance of their respective agreements and obligations under this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Restated Articles of Organization, as amended, of Parent (the “Parent Charter”), the Amended and Restated By-Laws, as amended, of Parent (the “Parent By-Laws”), the Merger Sub Charter or the Merger Sub By-Laws or (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub by which its or their respective properties are bound or affected.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, the execution and delivery by Parent and Merger Sub of any instrument required hereby to be executed and delivered at the Closing will not, and the performance of their respective agreements and obligations under this Agreement by Parent and Merger Sub will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition law or regulation, including the EC Merger Regulation, (iii) the filing of the Certificate of Merger or other documents as required by the GCL and (iv) such other consents, approvals, orders, registrations, declarations, permits, filings or notifications which, if not obtained or made, could not reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby or result in a material liability or obligation of Parent or Merger Sub.

SECTION 4.4 Proxy Statement. Parent shall furnish or cause to be furnished, for inclusion in the Proxy Statement, such information about Parent and Merger Sub as may be required or as may be reasonably requested by the Company, and shall continue to furnish or cause to be furnished such information for the purpose of supplementing the Proxy Statement until the Company Stockholders Meeting. Parent represents and warrants that the information so furnished does not now, and will not at any time prior to the Company Stockholders Meeting, (i) contain an untrue statement of a material fact or (ii) omit to state a material fact required to be stated therein, in light of the circumstances under which they were made, or necessary to make the statements therein not false or misleading.

SECTION 4.5 Brokers. No broker, finder or investment banker (other than Bear Stearns & Co. Inc. whose brokerage, finder’s or other fee will be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

SECTION 4.6 Ownership of Merger Sub; No Prior Activities. Parent owns all of the outstanding shares of capital stock of Merger Sub. As of the date of this Agreement and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

SECTION 4.7 Sufficiency of Funds. Parent will have available to it upon consummation of the Merger sufficient funds to pay the Merger Consideration.

ARTICLE V

CONDUCT OF BUSINESS

SECTION 5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing (including by electronic mail), the Company shall conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and the Company shall not take any action except in, and shall cause its Subsidiaries not to take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with all applicable laws and regulations; and the Company shall use reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers, distributors and other persons with which the Company or any of its Subsidiaries has significant business relations. Parent and the Company agree that the individuals identified in Section 5.1(a) of the Disclosure Schedule shall be authorized to provide the agreement of Parent to the various acts of the Company contemplated by this Section 5.1 during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time. By way of amplification and not limitation, except as expressly contemplated by this Agreement, the Company shall not and shall not permit its Subsidiaries to, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent as contemplated above:

(a) amend or otherwise change the Company Charter or Company Bylaws or the Subsidiary Documents;

(b) issue, sell, pledge, redeem, accelerate rights under, dispose of or encumber, or authorize the issuance, sale, pledge, redemption, acceleration of rights under, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company, any of its Subsidiaries or affiliates, other than (i) pursuant to the exercise of currently outstanding Company Stock Options or outstanding purchase rights under the ESPP, (ii) pursuant to the exercise of the Company’s repurchase rights with respect to unvested shares held by individuals terminating employment or service with the Company or any Subsidiary, or (iii) the grant of options to purchase up to 40,000 shares of Company Common Stock under the Company Stock Plans; provided that not more than 10,000 such options may be granted to any single person and provided, further, that such options are issued at exercise prices at least equal to the fair market value per share of the Company Common Stock on the date of grant, do not include any vesting acceleration provisions other than as required by the Company Stock Plans, and vest in accordance with the Company’s standard vesting schedule under the applicable Company Stock Plan;

(c) sell, pledge, dispose of or encumber any assets of the Company or any of its Subsidiaries or suffer to exist any Lien other than Permitted Liens thereupon (other than (i) sales of inventory in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets or (iii) sales of immaterial assets not in excess of $75,000) in the aggregate;

(d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a direct or indirect wholly owned Subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, other than pursuant to (i) the exercise of currently outstanding Company Stock Options and purchase rights under the ESPP or (ii) the exercise of the Company’s repurchase rights with respect to unvested shares held by individuals terminating employment or service with the Company or any Subsidiary;

(e) (i) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances or capital contributions to or investments in any other person, except in the ordinary course of business and consistent with past practice; (iii) enter into, amend in any material respect, materially default under or waive any material right under, any material contract, agreement or side letter, any joint venture or development or marketing agreement, or any contract or agreement not entered into in the ordinary course of business consistent with past practices, or enter into, renew, fail to renew, amend or terminate any lease relating to real property, or open or close any facility; (iv) adopt or implement any stockholder rights plan; (v) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $75,000 per calendar month for the Company and its Subsidiaries taken as a whole; (vi) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date of this Agreement in any manner that is adverse to the Company or any Subsidiary; (vii) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon other than Permitted Liens; or (viii) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(e);

(f) except as set forth in Section 5.1(f) of the Disclosure Schedule, increase the compensation payable or to become payable to its directors, officers or employees (other than increases payable to non-officer employees made in the ordinary course of business consistent with past practice), make any loan, advance or capital contribution, or grant any severance or termination pay to, or enter into or (except as required by law, including as a condition of maintaining any Qualified Plan’s tax qualified status) amend any Company Employee Plan or other plan, contract, agreement or arrangement that would be a Company Employee Plan, establish, adopt, enter into or amend any collective bargaining agreement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or any of its Subsidiaries, pay any discretionary bonuses to any officer of the Company, materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by law or contractual commitments which are existing as of the date of this Agreement and listed in Section 3.13 of the Disclosure Schedule;

(g) take any action to change (i) accounting principles, policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), (ii) the application of accounting principles, polices or procedures to the Company’s consolidated financial statements or (iii) methods of accounting, judgments, assumptions or estimates used in preparing the Company’s consolidated financial statements (including any assumption underlying, or method of calculating, any bad debt contingency or other reserve), except in each case as required by GAAP;

(h) make any material Tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, fail to file any Tax Return when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate; or fail to pay any Taxes when due;

(i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Filed Company SEC Documents or incurred in the ordinary course of business and consistent with past practice;

(j) fail to pay accounts payable and other obligations in the ordinary course of business;

(k) accelerate the collection of receivables or modify the payment terms of any receivables;

(l) sell, securitize, factor or otherwise transfer any accounts receivable;

(m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger);

(n) revalue in any material respect any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, or restate any revenues or expenses, except in each case as required by GAAP;

(o) change or remove the certified public accountants of the Company;

(p) effect any plant closing or mass layoff, each as defined in the WARN Act;

(q) settle or compromise any material legal action other than where the amounts paid by the Company in all such settlements or compromises does not exceed the amounts reflected or reserved against in the Company Balance Sheet; or

(r) except as set forth on Section 5.1(r) of the Disclosure Schedule, enter into any agreement, contract or commitment of any type referred to in Section 3.6, or take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (q) above, or any action which, if taken directly or indirectly by the Company or any of its Subsidiaries, would make any of the representations or warranties set forth in Sections 3.1, 3.2, 3.8(b), 3.9, 3.16(c), 3.18 (other than subsection (a) and the first sentence of subsection (d)) and 3.23 of this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder, in each case, such that the condition set forth in Section 7.2(b) would not be satisfied.

SECTION 5.2 Cooperation. Subject to compliance with applicable law, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, (a) the Company shall confer on a regular and frequent basis with one or more representatives of Parent to report operational matters that are material and the general status of ongoing operations, (b) the Company shall provide Parent with prior notice of any public announcements by the Company with respect to its current or prior revenue projections or similar guidance and notice, promptly upon any determination by any Key Employee that such projections or guidance differs or will differ in any material respect from actual results, (c) the Company shall use commercially reasonable efforts to provide Parent with copies of all contracts and agreements requested by Parent, and (d) each of Parent and the Company shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby, including any correspondence from the SEC in connection with the Proxy Statement.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1. Access to Information; Confidentiality. The Company shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to Parent and to Parent’s officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records (other than privileged documents) and its properties, plants and personnel and, during such period, the Company shall furnish promptly to Parent a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, provided that no investigation or receipt of information by Parent pursuant to this Section 6.1 shall affect any representations, warranties covenants or agreements of the parties (or remedies with respect thereto) or any matter set forth in the Disclosure Schedule or the conditions to the obligations of the parties under this Agreement. Unless otherwise required by law, each party agrees that it (and its Subsidiaries and its and their respective representatives) shall hold in confidence all non-public information acquired from the other party or the other party’s representatives in accordance with the terms of the Non-Disclosure Agreement effective March 1, 2005 between Parent and the Company (the “Confidentiality Agreement”).

SECTION 6.2 No Solicitation.

(a) The Company and each of its Subsidiaries and affiliates shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its Subsidiaries (and it shall use reasonable efforts to cause such officers, directors, employees, representatives and agents not to, directly or indirectly), (i)

solicit, initiate, resume, facilitate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below) or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal; provided, however, that if, at any time prior to the date of the Company Stockholders Meeting (such meeting used as defined herein, and such period, the “Applicable Period”), the Board of Directors of the Company determines in good faith, following the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Company’s stockholders under applicable law, the Company may, in response to a Superior Proposal (as defined in Section 6.2(b)) which was not solicited by it and which did not otherwise result from a breach of this Section 6.2(a), and subject to providing prior written notice of its decision to take such action to Parent (a “Section 6.2 Notice”) and compliance with Section 6.2(c), (x) furnish information with respect to the Company and its Subsidiaries to any person making a Superior Proposal pursuant to a confidentiality agreement containing terms no less favorable to the Company (including with respect to standstill or other provisions) than the Confidentiality Agreement and permitting the disclosure contemplated by this Section 6.2 and (y) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, or 25% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

(b) Neither the Board of Directors of the Company nor any committee thereof shall:

(i) except as set forth in this Section 6.2, withdraw, amend or modify, or propose to any person outside the Company to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company’s Board of Directors or any such committee of this Agreement or the Merger (any such withdrawal, amendment, modification or proposal, a “Change of Recommendation”);

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.2(a) entered into in the circumstances referred to in and consistent with the provisions of Section 6.2(a)); or

(iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal other than the Merger.

Notwithstanding the foregoing, the Board of Directors of the Company may, in response to a Superior Proposal (as defined below) that did not result from a breach by the Company of this Section 6.2, effect a Change of Recommendation, and in the case of a Superior Proposal that is a tender or exchange offer made directly to the stockholders of the Company, may recommend that the stockholders of the Company accept the tender or exchange offer, if (A) the Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal; (B) the Company’s Board of Directors determines in good faith, following the advice of outside counsel, that its fiduciary obligations to the Company’s stockholders under applicable law require it to do so, but only at a time that is prior to the adoption of this Agreement at the Company Stockholders Meeting and is after the fifth business day following Parent’s receipt of the written notice specified in the following clause, (C) the Company has (i) provided to Parent five business days’ prior written notice which shall state expressly (x) that it has received a Superior Proposal, (y) the material terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal, and (z) that the Company’s Board of Directors desires to withdraw or modify the recommendation due to the existence of a Superior Proposal, (ii) provided to Parent a copy of all written materials delivered to the Person or group making the Superior Proposal in connection with such Superior Proposal to the extent that such materials have not previously been provided to Parent, (iii) made available to Parent all materials and information made available to the Person or group making the Superior Proposal in connection with such Superior Proposal, and (iv) during such five business day period, if requested by Parent, engaged in, and caused its financial and legal advisors to have engaged in, good faith negotiations to amend this Agreement in such a manner that the Acquisition Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal; or (D) the Company shall have complied with this Section 6.2 and shall not have breached in any material respect of any of the provisions set forth in Sections 6.3, 6.4 or 6.5. Nothing in this Section 6.2 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.2(b), or (B) affect any obligation of the Company under this Agreement or (C) limit the Company’s obligation under this Agreement to call, give notice of, convene and hold the Company Stockholders Meeting, regardless of whether the Company’s Board of Directors has effected a Change of Recommendation.

If Parent makes a counterproposal to a Superior Proposal, the Company shall consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. For purposes of this Agreement, a “Superior Proposal” means any unsolicited bona fide, written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment after receiving the advice of an independent financial advisor of nationally recognized reputation, taking into account all of the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this

Agreement) to be more favorable to the Company’s stockholders than the Merger, to have a reasonable likelihood of closing, and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being, and likely to be, obtained on the proposed terms by such third party.

(c) The Company agrees that as of the date of this Agreement, it shall, and it shall cause its Subsidiaries and affiliates (and their respective officers, directors, employees, representatives and agents) to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Parent or its representatives) conducted heretofore with respect to any Acquisition Proposal. The Company shall notify Parent immediately after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall keep Parent informed on a current basis (and in any event within 24 hours) of all developments and the status of any Acquisition Proposal, any negotiations or discussions with respect to any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any person or entity that is considering making, or has made, an Acquisition Proposal. The Company shall provide Parent with copies of all documents received from or delivered or sent to any person or entity that is considering making or has made an Acquisition Proposal to the extent that such documents relate to or are furnished in connection with an Acquisition Proposal and have not previously been provided to Parent. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other party making an Acquisition Proposal which was not previously provided to Parent.

(d) Nothing contained in this Section 6.2 shall prohibit the Company from taking any action or disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, following the advice of outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that except as specifically permitted in this Section 6.2, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose to any person outside the Company to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to any person outside the Company to approve or recommend, an Acquisition Proposal.

SECTION 6.3 Proxy Statement. The Company shall, as soon as reasonably practicable following the date of execution of this Agreement, prepare and file with the SEC the

Proxy Statement in preliminary form (provided that Parent, Merger Sub and their counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, and each amendment or supplement thereto, prior to its filing with the SEC), and the Company shall use its best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect thereto. If at any time prior to the approval of this Agreement and the Merger by the requisite vote of the stockholders of the Company there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall use reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC. Subject to the right of the Company’s Board of Directors to withdraw or modify its recommendation pursuant to Section 6.2(b), (i) the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger and (ii) if requested to do so by Parent at any time prior to the Company Stockholders Meeting and subject to compliance with applicable laws, if there shall have been publicly announced an alternative Acquisition Proposal, the Company’s Board of Directors shall, within a reasonable period of time following such request (and prior to the Company Stockholders Meeting), publicly reaffirm such recommendation and/or shall publicly announce that it is not recommending that the stockholders of the Company accept an alternative Acquisition Proposal, provided that such reaffirmation or announcement does not require significant delay in the timing of the Company Stockholders Meeting.

SECTION 6.4 Company Stockholders Meeting.

(a) The Company, acting through its Board of Directors, shall take all actions in accordance with applicable law, the Company Charter, the Company Bylaws and the rules of Nasdaq to promptly and duly call, give notice of, convene and hold as promptly as reasonably practicable the Company Stockholders Meeting for the purpose of considering and voting upon the approval of this Agreement and the Merger. Subject to Section 6.2(b), to the fullest extent permitted by applicable law, (i) the Company’s Board of Directors shall recommend adoption and approval of this Agreement and the Merger by the stockholders of the Company and include such recommendation in the Proxy Statement, and (ii) neither the Company’s Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent, the recommendation of the Company’s Board of Directors that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the Merger. Unless such recommendation shall have been modified or withdrawn in accordance with Section 6.2(b), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the proposal to adopt and approve this Agreement and the Merger and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company that are required by the rules of Nasdaq or the GCL. Provided that the Company has acted and continues to act in accordance with the first sentence of this Section 6.4, the Company may, after written notice to, and consultation with, Parent, adjourn or postpone the Company Stockholders Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders, or (ii) if as of the time of which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

(b) The Company shall call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.4 and shall submit the proposal to adopt and approve this Agreement and the Merger to its stockholders for the purpose of acting upon such proposal whether or not (i) the Company’s Board of Directors at any time subsequent to the date of this Agreement determines, in the manner permitted by Section 6.2(b), that the proposal is no longer advisable or recommends that the stockholders of the Company reject such proposal, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company. The Company shall ensure that all proxies solicited by the Company in connection with the Company Stockholders Meeting are solicited, in compliance with the GCL, the Company Charter, the Company Bylaws, the rules of Nasdaq and all other applicable legal requirements.

(c) At or prior to the Closing, the Company shall deliver to Parent a certificate of its Corporate Secretary setting forth the voting results from the Company Stockholders Meeting.

SECTION 6.5 Legal Conditions to Merger. Each of Parent and, subject to Section 6.2, the Company will use its reasonable best efforts to comply promptly with all legal requirements which may be imposed with respect to the Merger (which efforts shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of Parent and the Company will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Parent, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. Notwithstanding the foregoing, neither Parent nor any of its affiliates shall be required to (i) sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses or interests in any assets or businesses of Parent, the Company or their respective affiliates or make any other change in any portion of the Company’s or its business or incur any other limitation on the conduct of the Company’s or its business to obtain such consents, authorizations, orders, approvals and exemptions or agree to do, or submit to orders providing for, any of the foregoing, in each case whether before or after the Effective Time, (ii) utilize its reasonable best efforts in responding to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the HSR Act, or any other Antitrust Law (as defined below) for a period of time exceeding thirty days from the receipt of any such initial request, or (iii) take any action under this Section 6.5 if any governmental body that has the authority to enforce any Antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of the Merger.

SECTION 6.6 Public Announcements.

(a) Parent and the Company shall consult with each other before issuing any press release or making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the written advice of counsel be required by law or the rules and regulations of the NYSE or Nasdaq if it has used all reasonable efforts to consult with the other party prior thereto.

(b) Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, the parties (and each employee, representative or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated hereby beginning on the earliest of (i) the date of the public announcement by the parties of discussions relating to the transactions contemplated hereby, (ii) the date of public announcement by the parties of the transactions contemplated hereby or (iii) the date of the execution of this Agreement; provided, however, that nothing in this Section 6.6(b) shall permit either party (or any employee, representative or agent thereof) to disclose (A) any information that is not necessary to understand the tax treatment and tax structure of such transactions (including the identity of the parties and any information that could lead another to determine the identity of the parties), or (B) any other information to the extent that such disclosure could result in a violation of any applicable law.

SECTION 6.7 Employee Benefits; 401(k) Plan.

(a) From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries of each employee of the Company or its Subsidiaries as of the Effective Time (the “Company Employees”) in connection with all employee benefit plans of Parent or its affiliates in which Company Employees are eligible to participate following the Effective Time, for purposes of eligibility, vesting and levels of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, Parent will, or will cause the Surviving Corporation to (i) cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Company) under any group health plans of Parent or its affiliates to be waived with respect to Company Employees and their eligible dependents and (ii) give each Company Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time for which evidence of payment is provided to Parent.

(b) Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable the Surviving Corporation to effect as of the Effective Time such actions relating to the Company’s 401(k) Plan (the “401(k) Plan”) as Parent may deem necessary or appropriate, including terminating the 401(k) Plan prior to the Effective Time, subject to the terms of the 401(k) Plan and applicable law and provided that such action does not preclude the immediate participation of the Company Employees in any successor plan or the rollover of the account balances of Company Employees (including loan balances) to Parent’s 401(k) plan.

(c) As promptly as reasonably practicable after the Effective Time and in any event within thirty days thereof, Parent shall prepare and file with the SEC a registration statement on Form S-8 covering the shares of Parent Common Stock issuable pursuant to the outstanding Company Stock Options assumed under Section 6.8(a) for which a Form S-8 registration statement is available. The Company shall cooperate with and assist Parent in the preparation of such registration statement. Parent shall use its reasonable best efforts to maintain such Form S-8 registration statement in effect until all the Company Stock Options are either exercised or expire.

SECTION 6.8 Stock Plans.

(a) At the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be adjusted in accordance with its terms into, and deemed to constitute, an option to acquire, on the same terms and conditions (including as to vesting and exercisability) as were applicable under the Company Stock Option immediately prior to the Effective Time, the number of shares of Parent Common Stock determined by dividing (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Conversion Ratio (rounded down to the nearest whole number), at a price per share equal to (i) the exercise price per share of Company Common Stock subject to the Company Stock Option times (ii) the Conversion Ratio (with the result rounded up to the nearest whole cent). “Conversion Ratio” shall mean the fraction having a numerator equal to the closing price of Parent’s common stock on the Closing Date, as quoted on the NYSE, and having a denominator equal to the Share Price; provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be appropriately adjusted. It is the intention of the parties that the Company Stock Options which qualify as incentive stock options (as defined in Section 422 of the Code) continue to so qualify, to the maximum extent permissible, following the Effective Time.

(b) If and to the extent necessary or required by the terms of any Company Stock Plan or any Company Stock Option, the Company shall, prior to the Effective Time, (i) obtain any consents from holders of Company Stock Options and (ii) amend the terms of its equity incentive plans or arrangements, to give effect to the provisions of Section 6.8(a).

SECTION 6.9 Consents. The Company shall use all reasonable best efforts to obtain all necessary consents, waivers and approvals under any of the Company’s material agreements,

contracts, licenses or leases in connection with the Merger, including each of the consents listed or required to be listed in Section 6.9 of the Disclosure Schedule or required to prevent the occurrence of an event that could reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect prior to the Effective Time or after the Effective Time.

SECTION 6.10 Indemnification and Insurance.

(a) All rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors, officers and employees of the Company and its Subsidiaries under the provisions existing on the date of this Agreement in the Company Charter or Company Bylaws shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time, and, as of the Effective Time, Parent and the Surviving Corporation shall assume all obligations of the Company in respect thereof as to any claim or claims asserted prior to or within a six-year period immediately after the Effective Time.

(b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of the Company) only with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.10(b) more than an aggregate amount equal to 150% of current aggregate annual premiums paid by the Company for such insurance (the “Maximum Amount”) (which premiums the Company represents and warrants to be $197,000 in the aggregate). If the amount of the aggregate annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation during such three-year period shall maintain or procure as much coverage as possible for aggregate annual premiums not to exceed the Maximum Amount.

SECTION 6.11 Reasonable Best Efforts. Subject to the other terms and conditions of this Agreement (including without limitation Section 6.5), each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

SECTION 6.12 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, upon any director or officer of Parent or the Company (as applicable) becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any of the conditions set forth in Article VII not to be satisfied. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.12 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

SECTION 6.13 Takeover Statutes. Notwithstanding any other provision in this Agreement, in no event shall the approval of the Merger and this Agreement by the Board of Directors of the Company under Section 203 of the GCL be withdrawn, revoked or modified by the Board of Directors of the Company. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company’s Board of Directors shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

SECTION 6.14 Section 16 Matters.

(a) The Board of Directors of Parent, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of options to purchase Parent Common Stock upon assumption and conversion of Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act. In addition, the Board of Directors of the Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by the Company Insiders of their Company Stock Options which will be deemed to occur upon the assumption of those options and their resulting conversion into options to purchase Parent Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are also intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

(b) For purposes of this Agreement, “Section 16 Information” means the identification of the Company Insiders and (i) the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Parent Common Stock and (ii) the number of shares of Company Common Stock, together with the applicable exercise price per share, subject to each Company Stock Option held by the Company Insider which is to be assumed and converted into options to purchase Parent Common Stock, in each case, in connection with the Merger, which shall be provided by the Company to Parent not less than 30 business days prior to the Effective Time.

(c) For purposes of this Agreement, “Company Insiders” means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

(b) Antitrust Approvals. All waiting periods (and all extensions thereof) applicable to the Merger under the Antitrust Laws shall have terminated or expired, all consents, approvals, authorizations and orders required or advisable (in the opinion of counsel for Parent) under the Antitrust Laws shall have been received and become final and non-appealable, and any governmental body that has the authority to enforce any Antitrust Laws in those jurisdictions where such consents, approvals, authorizations and orders are so required or advisable shall have approved, cleared or decided neither to initiate proceedings or otherwise intervene in respect of the Merger nor to refer the Merger to any other competent governmental body;

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other Governmental Entity seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

SECTION 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true, complete and correct, without giving effect to any qualification as to materiality or Company Material Adverse Effect, such that the aggregate effect of any inaccuracies in such representations and warranties, without giving effect to any qualification as to materiality or Company Material Adverse Effect, will not have a Company Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a different date) as though made on and as of the Closing Date, except for changes contemplated by this Agreement; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect;

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Parent and Merger Sub shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company to such effect;

(c) Employment Agreements. Each employee that is a party to an employment agreement identified on Schedule 7.2(c) and executed and delivered concurrently with the execution and delivery of this Agreement (i) shall be employed by the Company and (ii) shall not have revoked, renounced or unilaterally terminated such employment agreement;

(d) Company Stockholder Approval. Less than five percent (5%) of the aggregate number of shares of Company Common Stock shall be held by holders who have exercised appraisal rights or provided notice of the intention to exercise appraisal rights in accordance with Section 262 of the GCL;

(e) Governmental Actions. There shall not be pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any Governmental Entity or administrative agency before any Governmental Entity, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any Governmental Entity, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent of all or a material portion of the business or assets of Parent, or seeking to compel Parent to dispose of or hold separate all or any material portion of the business or assets of Parent or the Surviving Corporation (or any of their Subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement;

(f) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since June 30, 2005;

SECTION 7.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true, complete and correct, without giving effect to any qualification as to materiality or Parent Material Adverse Effect, such that the aggregate effect of any inaccuracies in such representations and warranties, without giving effect to any qualification as to materiality or Parent Material Adverse Effect, will not have a Parent Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date (except to the extent such representations speak as of an earlier date) as though made on and as of the Closing Date, except for changes contemplated by this Agreement; and the Company shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of Parent to such effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and the Company shall have received a certificate signed by the chief executive officer and the chief financial officer of Parent to such effect.

ARTICLE VIII

TERMINATION

SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by February 28, 2006 (the “Outside Date”) provided, that if (x) the Effective Time has not occurred by such date by reason of the non-satisfaction of any of the conditions set forth in Section 7.1(b) or 7.1(c) and (y) all other conditions set forth in Article VII have heretofore been satisfied or waived or are then capable of being satisfied, then such date shall automatically be extended to March 14, 2006 (which shall then be the “Outside Date”), (provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date);

(c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the party seeking to terminate pursuant to this Section 8.1(c) shall have complied with its obligations under Section 6.5 and used its reasonable best efforts to have any such order, decree, ruling or other action vacated or lifted);

(d) by either Parent or, if the Company has not willfully and materially breached the provisions of Section 6.4, the Company, if at the Company Stockholders Meeting (giving effect to any adjournment or postponement thereof), the requisite vote of the stockholders of the Company in favor of this Agreement and the Merger shall not have been obtained, provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if:

(i) at such time the Company is in willful and material breach of any provision of Article III or has willfully and materially failed to fulfill any of its obligations under this Agreement, or any stockholder of the Company who is a party to a voting agreement with Parent and Merger Sub has willfully and materially failed to fulfill any of such stockholder’s voting obligations under such voting agreement; or

(ii) the Company shall have not paid to Parent in full the fee and expense reimbursement described in Section 8.3 to the extent such reimbursement is due under Section 8.3;

(e) by Parent, if the Company (i) shall have breached any of its representations or warranties, or (ii) failed to perform or otherwise breached any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) to not be satisfied and which breach or failure, if capable of being cured, shall not have been cured within 10 business days following receipt by the Company of written notice of such breach or failure from Parent;

(f) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Sections 7.3(a) or 7.3(b), to not be satisfied and which breach shall not have been cured within 10 business days following receipt by Parent of written notice of such breach from the Company;

(g) by Parent, if

(i) the Company’s Board of Directors (or any committee thereof) shall have failed to unanimously recommend the adoption and approval of this Agreement and the Merger in the Proxy Statement or shall have effected a Change of Recommendation;

(ii) the Company’s Board of Directors (or any committee thereof) shall have failed after the public announcement of an Acquisition Proposal to reconfirm its recommendation to adopt and approve this Agreement and the Merger within five days after Parent requests in writing that the Company’s Board of Directors (or any committee thereof) do so;

(iii) the Company’s Board of Directors (or any committee thereof) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger);

(iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by Parent or an affiliate of Parent) and the Company’s Board of Directors (or any committee thereof) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; or

(v) for any reason the Company shall have failed to hold the Company Stockholders Meeting and submit the proposal to the Company’s stockholders by the date which is one (1) business day prior to the Outside Date.

(h) by Parent (i) if the Company or any of its officers or directors participate in discussions or negotiations in breach of Section 6.2; (ii) if the Company or any of its officers or directors are otherwise in material breach of Section 6.2; or (iii) in the event of a breach of Section 6.4.

SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) that the provisions of Section 3.29, Section 4.5, this Section 8.2, Section 8.3 and Article IX hereof shall survive termination and (ii) following the termination of this Agreement, nothing herein shall relieve any party from liability for any willful and material breach of this Agreement. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

SECTION 8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses incurred in connection with the filings by Parent and the Company under the HSR Act, the EC Merger Regulation or any similar filing requirement of any Governmental Entity applicable to the Merger or this Agreement.

(b) The Company shall reimburse Parent for all fees and expenses of Parent actually incurred relating to the transactions contemplated by this Agreement (including fees and expenses of Parent’s counsel, accountants and financial advisors) up to a maximum amount of $3,000,000 upon the termination of this Agreement (i) by Parent pursuant to Sections 8.1(e)(ii), if the Company’s breach or failure to perform was material to this determination, 8.1(g), unless the failure to hold the Company Stockholders Meeting for the purpose of clause (v) thereof was due to the actions of a Governmental Entity or a willful and material breach of this Agreement by Parent or Merger Sub preventing the Company from holding the Company Stockholders Meeting, or 8.1(h), or (ii) by Parent or the Company pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.2(b) or 7.2(c) (but only, in the case of Section 7.2(c), if the Company terminates the employment agreement without cause or causes a constructive termination under applicable employment law) by the Outside Date shall have resulted in the Closing not occurring.

(c) The Company shall pay Parent a termination fee of $11,585,000 upon the earliest to occur of the following events (each, a “Termination Event”):

(i) the entry by the Company into an agreement with respect to, or the consummation of, any Acquisition Proposal or the acquisition by any person of beneficial ownership of 20% or more of the equity or voting interests of the Company in any such case within one year of the termination of this Agreement pursuant to Sections 8.1(b) (but only if the failure to satisfy the conditions set forth in Section 7.2(b), 7.2(d) or 7.2(e) by the Outside Date shall have resulted in the Closing not occurring), 8.1(d) or 8.1(e)(ii), in each case, if prior to the occurrence of the event giving rise to the right of termination such Acquisition Proposal shall have been publicly announced or otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make such Acquisition Proposal, provided that an acquisition by any person of beneficial ownership of no more than 50% of the equity or voting interests of the Company for which the sole purpose is to provide additional equity capital to the Company and in which such person does not acquire the right to elect more than 25% of the members of the Company’s board of directors will not constitute an Acquisition Proposal for purposes of this paragraph (c)(i); or

(ii) the termination of this Agreement by Parent pursuant to Sections 8.1(g) (unless the failure to hold the Company Stockholders Meeting for the purpose of clause (v) thereof was due to the actions of a Governmental Entity or a willful and material breach of this Agreement by Parent or Merger Sub preventing the Company from holding the Company Stockholders Meeting) or 8.1(h).

(d) The expenses and fees, if applicable, payable pursuant to Sections 8.3(b) and 8.3(c) shall be paid promptly, but in no event later than the date of the first to occur of the events described in Sections 8.3(b)(i), (ii) or (iii) or 8.3(c)(i) or (ii). The Company acknowledges that the agreements contained in Section 8.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 8.3(c), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in Section 8.3(c), the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) actually incurred in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Nonsurvival of Representations; Warranties and Agreements. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in: Articles I and II; Sections 6.6 (Public Announcements), 6.7 (Employee Benefits; 401(k) Plan), 6.8 (Stock Plans), 6.10 (Indemnification and Insurance), 6.11 (Reasonable Best Efforts), 8.2 (Effect of Termination) and 8.3 (Fees and Expenses); and this Article IX. Notwithstanding the preceding sentence to the contrary and, to the extent applicable, subject to the provisions of

Section 8.2, the parties agree that nothing herein limits any potential remedies of Parent or the Surviving Company arising under applicable federal and state laws with respect to any intentional or willful fraud, intentional or willful misrepresentation, intentional or willful act of concealment or deceit, or gross negligence committed by any director, officer, employee or other agent of the Company. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.

SECTION 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)	If to Parent or Merger Sub:

EMC Corporation
176 South Street
Hopkinton, MA 01748
Attention: Vice President, Corporate Development
Facsimile: (508) 435-8900

With a copy to:

EMC Corporation
176 South Street
Hopkinton, MA 01748
Attention: Office of the General Counsel
Facsimile: (508) 497-6915

(b)	If to the Company:

Captiva Software Corporation
10145 Pacific Heights Boulevard
San Diego, CA 92121
Attention: Reynolds C. Bish
Facsimile: (858) 320-1010

With a copy to:

Dechert LLP
400 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA 19103
Attention: Henry N. Nassau, Esq.
Facsimile: (215) 994-2222

SECTION 9.3 Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10% or more;

(b) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulations and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(c) “beneficial owner” with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares pursuant to Rule 13d-3 promulgated under the Exchange Act;

(d) “business day” means any day other than a Saturday or Sunday or any day on which banks in The Commonwealth of Massachusetts are required or authorized to be closed;

(e) “control” including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(f) “knowledge” with respect to the Company means the actual knowledge, after reasonable investigation, of any of the individuals identified in Section 9.3(g)(i) of the Disclosure Schedule; provided, that with respect to Section 3.18(c), “knowledge” with respect to the Company means the actual knowledge after reasonable investigation, of any of the individuals identified in Sections 9.3(g)(i) and 9.3(g)(ii);

(g) “laws” means, whether now or hereafter in effect, any domestic or foreign laws, statutes, ordinances, rules, regulations, codes or orders enacted, issued, adopted, promulgated or applied by any Governmental Entity or Nasdaq;

(h) “permitted liens” means: (i) Liens for Taxes not yet due and payable or that are being contested in good faith, (ii) Liens arising or resulting from any action taken by Buyer or any of its Affiliates, (iii) with respect to real property or interests therein, any minor defects or irregularities in title, so long as the same do not individually or in the aggregate, materially interfere with or impair the use of such real property in the manner normally used, (iv) materialmen’s, mechanics’, workmen’s, repairmen’s, employees’ or other like Liens arising in the course of construction or in the ordinary course of operations or maintenance in each such case securing obligations which are not delinquent or are being contested in good faith and for which adequate reserves have been taken or securing obligations which are bonded in a reasonable manner and (v) zoning restrictions, easements, licenses or other restrictions on the use of real property or other minor irregularities in title thereto or encumbrances thereon, so long as the same do not, individually or in the aggregate, materially interfere with or impair the use of such real property in the manner normally used; and

(i) “person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

For the avoidance of doubt, the “Company” shall also include, without limitation, ActionPoint, Inc., Input Software, Inc. and Cornerstone Imaging, Inc., as predecessor corporations of Captiva Software Corporation.

SECTION 9.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 9.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, other than the persons intended to benefit from the provisions of Section 6.10 (Indemnification and Insurance), who shall have the right to enforce such provisions directly.

SECTION 9.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any wholly owned subsidiary thereof; provided, however, that no such assignment pursuant to this Section 9.9 shall relieve Parent of its obligations hereunder.

SECTION 9.9 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

SECTION 9.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 9.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of The Commonwealth of Massachusetts, without regard to the conflict of law provisions thereof, provided that the Merger of Merger Sub with and into the Company shall be effected in accordance with the applicable provisions of the GCL. Each of the parties hereto agrees that any action or proceeding brought to enforce the rights or obligations of any party hereto under this Agreement will be commenced and maintained in any court of competent jurisdiction located in The Commonwealth of Massachusetts.

SECTION 9.12 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.13 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the Commonwealth of Massachusetts or in Massachusetts state court, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EMC CORPORATION

By:	/s/ Michael J. Cody
Name:	Michael J. Cody
Title:	Vice President Corporate Development

EPIPHANY MERGER CORPORATION

By:	/s/ Susan I. Permut
Name:	Susan I. Permut
Title:	Vice President

CAPTIVA SOFTWARE CORPORATION

By:	/s/ Reynolds C. Bish
Name:	Reynolds C. Bish
Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

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